                           NUVEEN DEFINED PORTFOLIOS
                              NUVEEN MUTUAL FUNDS
                         NUVEEN EXCHANGE-TRADED FUNDS
                             NUVEEN ADVISORY CORP.
                      NUVEEN INSTITUTIONAL ADVISORY CORP.
                         NUVEEN ASSET MANAGEMENT INC.
                        JOHN NUVEEN & CO. INCORPORATED

                         ______________________________

                            Standards and Procedures
                                   Regarding
                             Conflicts of Interest
                         ______________________________

                                 Code of Ethics
                                      And
                             Reporting Requirements


The Securities and Exchange Commission, in Investment Company Act Release No. 11421, has adopted Rule l7j-l "to provide guidance to investment companies as to the minimum standards of conduct appropriate for persons who have access to information regarding the purchase and sale of portfolio securities by investment companies." The Rule requires registered investment companies, their investment advisers and their principal underwriters to adopt codes of ethics and reporting requirements to guard against violations of the standards set forth in the Rule and the principles provided below and to establish guidelines for the conduct of persons who (1) may obtain material non-public information concerning securities held by or considered for purchase or sale by any series of the Nuveen Defined Portfolios (the "Trusts") or by any of the Nuveen-sponsored registered management investment companies (the "Funds") or non-management investment company clients ("Clients") to which Nuveen Advisory Corp., Nuveen Asset Management Inc. or Nuveen Institutional Advisory Corp. act as investment advisers or (2) may make any recommendation or participate in the determination of which recommendation shall be made concerning the purchase or sale of any securities by a Trust, Fund or Client.

The equity Funds ("Sub-Advised Funds") advised pursuant to sub-advisory agreements with Institutional Capital Corporation and Rittenhouse Financial Services ("Sub-Advisers") acknowledge that, in lieu of being subject to this Code of Ethics, all employees and other persons affiliated with such Sub-Advisers shall be subject to the respective Sub-Adviser's Code of Ethics. In addition, due to Nuveen personnel's limited access to information regarding the Sub-Advisers' portfolio activities concerning equity securities, Nuveen personnel who are Access Persons of the Sub-Advised Funds shall not be required to preclear any transactions under this Code solely because they are Access Persons of such Funds. Where appropriate, designated

Nuveen employees who may be privy to a Sub-Adviser's portfolio deliberations will be subject to the Sub-Adviser's Code of Ethics. This Code of Ethics (the "Code") consists of six sections -- 1. Statement of General Principles; 2. Definitions; 3. Exempted Transactions; 4. Prohibitions; 5. Reporting Requirements; and 6. Sanctions.

I.  Statement of General Principles
    -------------------------------

     The Code is based upon the principle that the officers, directors and employees of a Fund, Nuveen Advisory Corp., Nuveen Institutional Advisory Corp., Nuveen Asset Management Inc. and John Nuveen & Co. Incorporated owe a fiduciary duty to, among others, the unitholders and shareholders of the Trusts and Funds and the Clients, to conduct their personal securities transactions in a manner which does not interfere with Trust, Fund or Client portfolio transactions or otherwise take unfair advantage of their relationship to the Trusts, Funds or Clients. In accordance with this general principle, persons covered by the Code must: (1) place the interests of unitholders and shareholders of the Trusts and Funds and the Clients first; (2) execute personal securities transactions in compliance with the Code; (3) avoid any actual or potential conflict of interest and any abuse of their positions of trust and responsibility; and (4) not take inappropriate advantage of their positions. For example, a person who learns of a corporate opportunity due to their position shall not take advantage of and profit from such opportunity. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual's fiduciary duties to the Trust, Fund or Client. In addition, a violation of the general principles of the Code may constitute a punishable violation.

II.  Definitions
     -----------

     As used herein:

     (l)  "Access Person" shall mean:

          (a) Any director, officer or advisory person of any Fund or Trust or of Nuveen Advisory Corp., Nuveen Institutional Advisory Corp. or Nuveen Asset Management Inc.

          (b) Any director or officer of John Nuveen & Co. Incorporated who in the ordinary course of his business makes, participates in or obtains information regarding the purchase or sale of securities for the Funds, Trusts or Clients or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendation to such Fund, Trust or Client regarding the purchase or sale of securities.

          Lists of persons deemed to be Access Persons of the various entities subject to this Code are attached as Exhibits hereto.

          For purposes of this section "advisory person" shall mean:

          (a) Any employee of a Fund, of Nuveen Advisory Corp., of Nuveen Institutional Advisory Corp., of Nuveen Asset Management Inc. or of John Nuveen & Co. Incorporated who, in connection with his or her regular functions or duties, makes, participates in, or obtains information, regarding the purchase or sale of a security by a Trust, Fund or Client or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

          (b) Any director or officer of John Nuveen & Co. Incorporated who obtains information concerning recommendations made to such Trust, Fund or Client with respect to the purchase or sale of a security.

          "Investment Personnel" and "Portfolio Managers" defined below are in each case also "Access Persons."

     (2) "Beneficial ownership" shall be interpreted in accordance with the definition set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Section 16a-1(a)(2) specifies that a person will be deemed to be the "beneficial owner" of securities that such individual, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares in the opportunity to profit or share in any profit derived from a transaction in the subject security. In addition, a person will be deemed to be the beneficial owner of securities:

          (a) held by members of such person's immediate family sharing the same household;

          (b) held by a general or limited partnership for which such person is a general partner;

          (c)  held in a trust:

               (i) of which such person is trustee and the trustee or members of his or her immediate family have a pecuniary interest in the trust;

               (ii) in which such person has a vested beneficial interest or shares in investment control with the trustee;

               (iii) of which such person is settlor and which the settlor has the power to revoke the trust without consent of the beneficiaries; or

               (iv) certain other trusts as set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

               A person will not be deemed to be the beneficial owner of securities held in the portfolio of a registered investment company solely by reason of his or her ownership of shares or units of such registered investment company.

     (3) "Control" shall have the same meaning as set forth in Section 2(a) (9) of the Investment Company Act of 1940.

     (4) "Investment Personnel" shall mean any employee of Nuveen Advisory Corp., Nuveen Institutional Advisory Corp., Nuveen Asset Management Inc. or John Nuveen and Co. Incorporated who acts as a portfolio manager or as an analyst or trader who provides information or advice to the portfolio manager or who helps execute the portfolio manager's decisions. Lists of persons deemed to be Investment Personnel of the various entities subject to this Code are attached as Exhibits hereto.

     (5) "Portfolio Manager" shall mean any employee of Nuveen Advisory Corp., Nuveen Institutional Advisory Corp., Nuveen Asset Management Inc. or John Nuveen & Co. Incorporated who is entrusted with the direct responsibility and authority to make investment decisions affecting a Trust, Fund or Client. Lists of persons deemed to be Portfolio Managers of the various entities subject to this Code are attached as Exhibits hereto. Portfolio Mangers are also Investment Personnel and Access Persons by definition.

     (6) "Purchase or sale of a security" shall include any transaction in which a beneficial interest in a security is acquired or disposed of, including but not limited to the writing of an option to purchase or sell a security or the cancellation of a good-until-canceled order.

     (7) "Security" shall mean any stock, bond, debenture, evidence of indebtedness or in general any other instrument defined to be a security in Section 2(a)(36) of the Investment Company Act of l940 EXCEPT that it shall not include securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

          A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person considers making such recommendation.

     (8) "Strategic Income Fund Eligible Security" shall include income-producing securities, including equity and fixed income securities identified as eligible for purchase from time to time by the Portfolio Manager for that Fund.

     (9) "Taxable Defined Portfolio Eligible Security" shall include equity and fixed income securities of companies which are current holdings of the Defined Portfolios (formerly called "Unit Trusts") or identified as eligible for purchase for such Portfolios.

     (10) "Utility Fund Eligible Securities" shall include equity and fixed income of companies in the public utilities industry, such as companies principally engaged in the production, transmission or distribution of electric energy, gas, water, or communications services or in solid waste disposal.

III. Exempted Transactions
     ---------------------

     The prohibitions of Section IV of this Code shall not apply to:

     (1) Purchases or sales affecting any account over which the party involved has no direct or indirect influence or control such as accounts managed by independent managers who exercise investment discretion;

     (2) Purchases or sales which are non-volitional on the part of either the party involved or a Trust, Fund or Client;

     (3)  Purchases which are part of an automatic dividend reinvestment plan.

     (4) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (5) Purchases or sales of Strategic Income Fund Eligible Securities, Taxable Defined Portfolio Eligible Securities and Utility Fund Eligible Securities in each case issued by companies with a public equity market capitalization of at least $1 billion.

          The fiduciary principles set forth in Section 1 shall nevertheless apply to the above described transactions.

IV.  Prohibitions
     ------------

     (l) Transactions Requiring Pre-Clearance: Unless previously cleared in the manner described in paragraph (8) below, no Access Person shall purchase or sell the following securities for his or her own account or for any account in which he or she has any beneficial ownership:

          (a)  securities offered in a private placement;
          (b)  securities of The John Nuveen Company;
          (c) municipal securities (other than variable rate securities with reset periods of 6 months or less);
          (d) shares of a Nuveen-sponsored exchange-traded fund (excluding preferred shares of those funds);
          (e) Utility Fund Eligible Securities (for Utility Fund Access Persons only);
          (f) Strategic Income Fund Eligible Securities (for Strategic Income Access Persons only); or
          (g) Taxable Defined Portfolio Eligible Securities (for Taxable Defined Portfolio Access Persons only).

          "Non-interested" directors (as defined in the Investment Company Act of 1940) of the Funds are not subject to the prohibitions of subparagraph (a) and (g) above and are only subject to subparagraphs
          (c), (e) and (f) to the extent such director purchases or sells a security that he has actual knowledge is being considered for purchase or sale by a Fund. (Regarding (b) above, non-interested directors are not permitted to purchase securities of The John Nuveen Company.) Individuals who are only non-interested directors of the Nuveen open-end Funds shall not be subject to the prohibition of subparagraph (d) above.

     (2) No Trades When Fund Has Pending "Buy" or "Sell": No Portfolio Manager shall execute a securities transaction on a day during which a Trust, Fund or Client that is managed or surveyed by the company he is employed by has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. No other Access Person shall execute a securities transaction on a day during which a Trust, Fund or Client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn if that person knows, or reasonably should have known, an order is pending. However, the preceding two sentences shall not apply to securities transactions involving a security held by a Fund and invested and managed under a Sub-Advisory Agreement unless the Portfolio Manager or Access Person has actual knowledge that the Fund has a pending "buy" or "sell" order involving such security. In addition, only Utility Fund, Strategic Income Fund and Taxable Defined Portfolio Access Persons shall be subject to the restrictions imposed by this paragraph for Eligible Securities held or considered for purchase by those entities. Trades made in violation of this prohibition shall be unwound or, if that is impractical, any profits realized must be disgorged to a charitable organization.

     (3) No Trades Within 7 Days of Fund Trades: No Portfolio Manager of a Trust, Fund or Client shall purchase or sell any security within seven calendar days before or after the Trust, Fund or Client he surveys or manages trades or considers to purchase or sell such security. This prohibition shall not apply to securities invested and managed under a Sub-Advisory agreement. Trades made in violation of this prohibition should be unwound or, if that is impractical, any profits realized must be disgorged to a charitable organization.

     (4) No Profits on Purchases and Sales Within 60 days: Investment Personnel shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) security within 60 calendar days if such security is a municipal security or shares issued by a Nuveen-sponsored exchange-traded fund. In addition, Utility Fund, Strategic Income Fund and Taxable Defined Portfolio Investment Personnel shall not profit in such purchases or sales or sales and purchases of the same (or equivalent) security within 60 calendar days if such security is a Eligible Security for the appropriate entity. Trades made in violation of this prohibition shall be unwound or, if that is impractical, any profits realized must be disgorged to a charitable organization.

     (5) No IPOs: Investment Personnel shall not purchase any securities in an initial public offering other than an offering of securities issued by municipal or United States government entities.

     (6) Gifts: Investment Personnel shall not accept any thing of material value (including gifts) from any person or entity that does business with or on behalf of a Trust, Fund or Client. For purposes of this prohibition the term "material value" shall have the same meaning expressed in Rule 2830 of the National Association of Securities Dealers, Inc.'s Conduct Rules.

     (7) Service as Directors: Unless such service is previously cleared in the manner described in paragraph (8) below and the criteria set forth in that paragraph are followed, Investment Personnel shall not serve as board members or other decision-makers for entities that issue municipal securities. In addition, Utility Fund, Strategic Income Fund and Taxable Defined Portfolio, Access Persons shall not serve as a board member or decision-maker for a company that issues such Eligible Securities without preclearance.

     (8) Preclearance: (a) In General: An Access Person may request clearance of a transaction otherwise prohibited by paragraph (1) above prior to the placement of any order in connection therewith by submitting a written or oral request for clearance to the General Counsel of John Nuveen & Co. Incorporated or his designee. Unless specifically exempted herein, no such transaction may be effected without the prior clearance of the transaction. Clearance may be reflected in a written or an electronic report. Clearance shall be valid for three business days. Clearance shall not be granted for municipal security limit orders.

          (b) Private Placements: Requests from Investment Personnel for approval to purchase securities offered in a private placement must be submitted in writing to Nuveen's General Counsel or his designee prior to placing an order to purchase the securities. Unless specifically exempted herein, no such transaction may be effected without the prior clearance of the transaction. Clearance may be reflected in a written or an electronic report. Any approval shall be valid for three business days. Transactions may be approved only if the party clearing the transaction takes into account, among other factors, whether the investment opportunity should be reserved for a Trust, Fund or Client and whether the opportunity is being offered to an individual by virtue of his or her position. In addition, Investment Personnel who receive authorization to purchase securities in a private placement have an affirmative duty to disclose that position to the General Counsel or his designee if he or she plays a role in a Trust's, Fund's or Client's subsequent investment decision regarding the same issuer. Once such disclosure is made, the General Counsel or his designee shall assemble a commission of investment personnel with no personal interest in the issuer involved to independently review the Trust's, Fund's or Client's investment decision.

          (c) Service as Directors: Investment Personnel may request clearance of service as outside directors otherwise prohibited by paragraph (7) above, prior to acceptance of any such position, by submitting a written request for clearance to the General Counsel of John Nuveen & Co. Incorporated or his designee. Such request shall state the position sought, the reason service is desired and any possible conflicts of interest known at the time of the request. No such position may be accepted without prior clearance. Clearance may be reflected in a written or an electronic report. Service may be cleared only if the party clearing the transaction determines that service in that capacity would not be inconsistent with the interests of the Trusts, Funds or Clients. In addition, investment personnel who receive authorization to serve in such a capacity must be isolated through "Chinese Wall" procedures from those making investment decisions regarding securities issued by the entity involved.

V.  Reporting Requirements
    ----------------------

     (l) Every Access Person (other than directors of a Fund who are not "interested persons" of such Fund) shall report to the Legal Department of John Nuveen & Co. Incorporated details of each transaction by reason of which he or she acquires any direct or indirect beneficial ownership of any security (as defined in Section II herein). Notwithstanding the foregoing, an Access Person need not make a report pursuant hereto where such report would duplicate information recorded pursuant to Rules 204-2(a)(l2) or 204-2(a)(l3) under the Investment Advisers Act of l940. In addition to the reporting requirement expressed above, Access Persons (other than directors who are not "interested persons") shall authorize the Legal Department to direct their broker or brokers to supply to the Legal Department, on a timely basis, duplicate copies of confirmations of all securities transactions and copies of periodic statements for all securities accounts involving securities in which such Access Person acquires or disposes of direct or indirect beneficial ownership. Such duplicate confirmations and periodic statements received during the prescribed period shall satisfy the reporting requirements set forth in this paragraph. Also, trades executed through Nuveen or in an account in which Nuveen is the broker of record shall be deemed to have been reported for purposes of this paragraph. Notwithstanding the provisions of this paragraph, a report shall not be required for purchases and sales in any account over which the party involved does not have direct or indirect influence or control such as a "wrap" account managed by an independent manager.

     (2) Every director of a Fund who is not an "interested person" of such Fund shall be required to report the details of each transaction with respect to which such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that during the 15 day period immediately preceding or after the date of the transaction in a security by the director such security is or was purchased or sold by the Fund or such purchase or sale by the Fund is or was considered by the Fund or its investment adviser.

     (3) Every report required to be made pursuant to paragraphs 1 and 2 of this Section (other than duplicate copies of confirmations and periodic statements) shall be made not later than l0 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (a) the date of the transaction, the title and the number of shares, or principal amount of each security involved;
          (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
          (c)  the price at which the transaction was effected; and
          (d) the name of the broker, dealer or bank with or through whom the transaction was effected.

          Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has or disposed of any direct or indirect beneficial ownership in the security to which the report relates.

     (4) The reporting requirements established pursuant to paragraphs 1 and 2 of this Section (other than duplicate copies of confirmations and periodic statements) shall apply only to transactions by an Access Person in securities in which such Access Person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the security.

    (5) Investment Personnel shall disclose to the General Counsel of John Nuveen & Co. Incorporated all personal securities holdings within 10 days of commencement of employment as an investment person and shall continue to disclose such holdings on an annual basis.

VI.  Sanctions
     ---------

          Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, any Fund, Nuveen Advisory Corp., Nuveen Institutional Advisory Corp., Nuveen Asset Management Inc. or John Nuveen & Co. Incorporated may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the board of directors of the management investment company with respect to securities of which the violation occurred, or to the Executive Committee of John Nuveen & Co. Incorporated if the violation was with respect to securities of any series of the Nuveen Defined Portfolios, or to the board of directors of Nuveen Institutional Advisory Corp., Nuveen Asset Management Inc. or Nuveen Advisory Corp. with respect to securities of non-management investment company clients advised by these entities.

Last revised July 15, 1998

                                   EXHIBIT A

                     ACCESS PERSONS (AS OF JANUARY 1, 1998)


ACCESS PERSON ONLY
------------------
John P. Amboian
Philip T. Anglim
Bruce P. Bedford
Brian Bergere
Alan Berkshire
Julie Caddigan
John L. Creswell
Francesco Cristiano
Richard P. Davis
Anthony T. Dean
David C. Dunton
Lorna C. Ferguson
Kathleen M. Flanagan
Karen Healy
Marcia F. Johnson
Mindy Koehler
Ted R. Korczyk
Robert E. Krasnosky
Anna R. Kucinskis
Robert W. Kuppenheimer
Cheryl Jancaric
Stephen W. Leonhardt
Larry W. Martin
Thomas C. Muntz
William O'Brien
O. Walter Renfftlen
Stuart W. Rogers
Timothy R. Schwertfeger
Bradford W. Shaw
Jacqueline D. Smith
H. William Stabenow
William Swanson
Paul C. Williams
Jamie Stewart Young

Gary Ziegler
Gifford R. Zimmerman


INVESTMENT PERSONNEL
--------------------
Julia Antonatos
Katherine Bateman
Mark J. Bulinski
David H. Burgess
David I. Cohen
Jerome S. Contro
Gary S. Davis
Gary R. Downie
Martin J. Doyle
Brian P. Ehlers
Christopher P. Fama
Peter J. Fugiel
David Grad
Gayle Guzzardo
Richard Harper
Cadmus M. Hicks
John P. Hoeting
Susan B. Hudson
Evan Kallberg
Jeffrey D. Keele
David E. Kuenzi
John M. Lawver
Jerome Lepinski
Barbara D. Lindholm
Jill Mason
John V. Miller
Michael S. Rosenthal
Michael Sheyker
Ben H. Stairs
Cathryn Steeves
Shannon Swank
Terry D. Trim
Heather Tucker
Martha Strom

PORTFOLIO MANAGERS
------------------
Glen R. Anderson
Verla Holeman Boyle
Paul L. Brennan
Susan E. Carr
Karen Davern
Michael S. Davern
William M. Fitzgerald
J. Thomas Futrell
John W. Gambla
Richard A. Huber
Lucy D. Kasson
Steven J. Krupa
James W. Lumberg
Edward F. Neild, IV
Thomas J. O'Shaughnessy
Walter K. Parker
Stephen S. Peterson
Daniel S. Solender
Thomas C. Spalding, Jr.
Shirley A. Stewart
Jan E. Terbrueggen
Ronald E. Toupin

Outside Directors/Trustees of Funds Managed by Nuveen Advisory Corp.
--------------------------------------------------------------------
Robert P. Bremner
Lawrence Brown
Anne E. Impellizzeri
Peter R. Sawers
William J. Schneider
Judith M. Stockdale


Trustees of Funds Managed by Nuveen Institutional Advisory Corp.
----------------------------------------------------------------
James E. Bacon
William L. Kissick
Thomas E. Leafstrand
Robert H. Lyon
Sheila Wellington

                                   EXHIBIT B

              UTILITY FUND ACCESS PERSONS (as of January 1, 1998)

ACCESS PERSONS ONLY
-------------------
Verla Holeman Boyle
Anthony T. Dean
William M. Fitzgerald
Kathleen M. Flanagan
J. Thomas Futrell
Karen Healy
Steven J. Krupa
Anna R. Kucinskis
Stephen W. Leonhardt
Larry W. Martin
Edward F. Neild, IV
Stephen S. Peterson
O. Walter Renfftlen
Timothy R. Schwertfeger
Thomas C. Spalding, Jr.
H. William Stabenow
Gifford R. Zimmerman


OUTSIDE DIRECTORS
-----------------
Robert P. Bremner
Lawrence Brown
Anne E. Impellizzeri
Peter R. Sawers
William J. Schneider
Judith M. Stockdale

INVESTMENT PERSONNEL
--------------------
John Hoeting
Evan Kallberg
David E. Kuenzi
JeromE. Lepinski
John V. Miller
Terry D. Trim


PORTFOLIO MANAGER
-----------------
Richard A. Huber